Exhibit 4.3

THIRD SUPPLEMENTAL INDENTURE

between

TRANSOCEAN LTD.,

TRANSOCEAN INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

December 18, 2008

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of December 18, 2008 (the “Third Supplemental Indenture”), among Transocean Ltd., a Swiss corporation (“Transocean-Switzerland”), Transocean Inc., a Cayman Islands exempted company limited by shares (“Transocean-Cayman”), and Wells Fargo Bank, National Association (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Transocean-Cayman and the Trustee are parties to an Indenture, dated as of December 11, 2007, supplemented by a First Supplemental Indenture and a Second Supplemental Indenture, each dated as of December 11, 2007 (the “Indenture”), providing for the issuance from time to time of one or more series of Transocean-Cayman’s Securities;

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of October 9, 2008, as amended, by and among Transocean-Switzerland, Transocean-Cayman and Transocean Cayman Ltd., a wholly-owned Cayman Islands subsidiary of Transocean-Switzerland (“Transocean-Acquisition”), Transocean-Acquisition is, concurrently with the execution and delivery of this Third Supplemental Indenture, merging with and into Transocean-Cayman by way of a scheme of arrangement under Cayman Islands law (the “Merger”), with Transocean-Cayman as the surviving company, and in the Merger each outstanding ordinary share, par value $0.01 per share, of Transocean-Cayman (“Transocean-Cayman Shares”) will be exchanged for one registered share of Transocean-Switzerland (“Transocean-Switzerland Registered Shares”);

WHEREAS, in connection with the Merger, Transocean-Switzerland desires to guarantee all of Transocean-Cayman’s obligations under the Indenture and the Securities;

WHEREAS, Section 9.01(4) of the Indenture permits the execution of supplemental indentures without the consent of any Holders to provide any security for, or to add any guarantees of or additional obligors on, any series of Securities;

WHEREAS, Section 11.11 of the Indenture, as it applies to Transocean-Cayman’s 1.625% Series A Convertible Senior Notes Due December 15, 2037, 1.50% Series B Convertible Senior Notes Due December 15, 2037 and 1.50% Series C Convertible Senior Notes Due December 15, 2037 (collectively, the “Convertible Notes”), provides that Transocean-Cayman shall execute and deliver to the Trustee a supplemental indenture providing that the right of a Holder of a Convertible Note will be changed, at the effective time of the Merger, into the right to convert such Convertible Note into the kind and amount of shares of stock and other securities and property (including cash) receivable in the Merger by a holder of the number of Ordinary Shares if such holder had held a number of Ordinary Shares equal to the Conversion Rate of such Convertible Note in effect immediately prior to the Merger (the “Reference Property”), provided that, upon conversion, such Holder shall receive Reference Property in (A) cash up to the aggregate principal portion of such Convertible Note and (B) in lieu of the Ordinary Shares otherwise deliverable, Reference Property; and

WHEREAS, Section 11.11 of the Indenture, as it applies to the Convertible Notes, also provides that since Transocean-Switzerland Shares will be received by holders of Transocean- Cayman Shares pursuant to the Merger, Transocean-Switzerland shall also execute this Third Supplemental Indenture.

NOW THEREFORE:

In consideration of the premises provided for herein, Transocean-Switzerland, Transocean-Cayman and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders of Securities (except, with respect to Article II, only for the equal and proportionate benefit of Holders of Convertible Notes) as follows:

ARTICLE I

GUARANTEE OF OBLIGATIONS

Transocean-Switzerland hereby irrevocably and unconditionally guarantees to the Trustee and the Holders on and after the Effective Time, all of the obligations of Transocean-Cayman under the Indenture and the Securities, including the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Securities according to the terms of the Securities and as more fully described in the Indenture. Notwithstanding the foregoing, Transocean-Cayman shall remain obligated under the Indenture and the Securities. “Effective Time” shall mean the time of filing of the orders of the Grand Court of the Cayman Islands sanctioning the Merger pursuant to Section 86 of the Companies Law, along with such facilitating orders as are appropriate pursuant to Section 87(2) of the Companies Law, with the Registrar of Companies of the Cayman Islands.

ARTICLE II

CONVERSION

In accordance with Section 11.11 of the Indenture, at the Effective Time, a Holder of Convertible Notes shall thereafter have the right to convert such Convertible Note into the kind and amount of shares of stock and other securities and property (including cash) receivable in the Merger by a holder of the number of Ordinary Shares if such holder had held a number of Ordinary Shares equal to the Conversion Rate of such Convertible Note in effect immediately prior to the Merger (the “Reference Property”), provided that, upon conversion, such Holder shall receive Reference Property in (A) cash up to the aggregate principal portion of such Convertible Note and (B) in lieu of the Ordinary Shares otherwise deliverable, Reference Property. As a result, immediately after the Effective Time, the Convertible Notes will be convertible into 5.9310 Transocean-Switzerland Registered Shares per $1,000 principal amount of the Convertible Notes, subject to the provision in the foregoing sentence. This conversion right shall be subject to adjustment on the same terms as provided in Article Eleven of the Indenture as it applies to the Convertible Notes. Transocean-Switzerland hereby agrees to furnish Transocean-Switzerland Registered Shares, if any, deliverable upon conversion of the Convertible Notes and to be bound by the conversion provisions of Article Eleven of the Indenture as it applies to the Convertible Notes.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Integral Part.

This Third Supplemental Indenture constitutes an integral part of the Indenture, provided that Article II constitutes an integral part of the Indenture with respect to the Convertible Notes only.

Section 3.2 General Definitions.

For all purposes of this Third Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings specified in the Indenture; and

(b) the terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Third Supplemental Indenture.

Section 3.3 Ratification and Confirmation.

Except as expressly amended by this Third Supplemental Indenture, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Section 3.4 Counterparts.

This Third Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

Section 3.5 Governing Law.

THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first written above.

TRANSOCEAN LTD.

By:	/s/ Eric B. Brown
Name:	Eric B. Brown
Title:	Senior Vice President and General Counsel

TRANSOCEAN INC.

By:	/s/ Gregory L. Cauthen
Name:	Gregory L. Cauthen
Title:	Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick T. Giordano
Name:	Patrick T. Giordano
Title:	Vice President

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